Exhibit 99.1

To Our Stakeholders,

Since joining VioQuest Pharmaceuticals about five months ago, I’ve been working closely with the senior management team and we have examined and analyzed the company thoroughly and moved swiftly to implement changes to enhance long-term value for our shareholders. In a short period of time we have made great strides towards achieving the dramatic growth we envision for the coming years.

The opportunity at VioQuest was very evident when I joined the Company. The combination of a revenue producing division combined with a therapeutics development organization offers an exceptional opportunity to build shareholder value while lowering our cost of capital. Each side of our business is critical to reaching our optimal valuation.

Our chiral business is making significant progress.

•	Since 2002, we have accomplished a year-over-year annual growth rate of greater than 120%.
•	In the first quarter of 2005, revenue increased 58 percent year-over-year and we are on track to double revenue again by year’s end.
•	Our customer base increased two fold from 20 in 2003 to 50 in the first quarter of 2005, and now includes 12 of the top 18 pharmaceutical and biotechnology companies.

Furthermore, we have made great strides in expanding our production capabilities. Our facility just outside of Shanghai China, the hub of biotech activity in the region, is now operational and provides significant additional resources, including the supply of ligand intermediates, expansion of ligand inventory (and sales), and added process development expertise.

Key new management, put in place over the past eight months, has been instrumental in accelerating the progress of our chiral business. The addition of Dr. Mike Cannarsa and Dr. Bing Yu to the management team brings in a wealthy 35 years of experience in business development, marketing/sales, organizational management, global operations and international business.

We are also very fortunate to have retained the services of several senior native Chinese managers whose professional careers include more than 15 years of pharmaceutical experience in the United States. This diversity provides sensitivity to the cultural differences that exist between the West and East, a distinct and significant business advantage for VioQuest as we expand in Asia.

I also made a determination very quickly after joining the company that we needed to complement our chiral business with a therapeutic development strategy that would provide the company and its shareholders with a larger market opportunity. To that end, we recently executed a definitive merger agreement with Greenwich Therapeutics, a privately-held New York biotechnology company focused on the development of novel compounds with broad therapeutic applications in oncology. In the merger, VioQuest will acquire two anti-cancer agents - Sodium Stibogluconate (SSG) and Triciribine (TCN).

The acquisition of Greenwich provides a solid oncology pipeline of two very promising compounds. SSG is now in a Phase I/II clinical trial at the renowned Cleveland Clinic Taussig Cancer Center and could reach clinical proof-of-principle quickly, since the drug demonstrated promising therapeutic efficacy in several pre-clinical and clinical studies. TCN, the second drug, will be entering Phase I/II clinical trials at Moffitt Cancer Center and has been shown to significantly inhibit tumor growth associated with Akt overexpression. The merger creatively shares clinical risk with Greenwich shareholders, as a portion of the shares issuable to Greenwich’s shareholders will be held in escrow and released only if the drugs reach certain achievement-based milestones.

Our analysis concludes that both SSG and TCN are attractive compounds for development, given the combined accumulated evidence of their efficacy and safety. There is significant need in the cancer indications that VioQuest is contemplating for these drugs. Each of the acquired compounds may offer advantages in terms of superior efficacy in multi-drug resistant cancers compared to currently available treatments and other compounds in clinical development. Both compounds are receiving considerable attention from both academic and commercial groups at this time, a factor that can work to VioQuest’s advantage in the future.

Our near term goals are straightforward:

•	Enhance shareholder value and pursue the listing of VioQuest on AMEX;
•	Advance our financial foundation;
•	Complete the acquisition of Greenwich and begin developing its two oncology compounds;
•	Continue to accelerate the growth of our chiral business so it remains on track to break even by the end of 2006;
•	Build out our executive team in the area of pharmaceuticals by hiring a head of corporate development and a Chief Medical Officer;
•	Expand our footprint in China by increasing our chiral customer base and by pursuing unique in-licensing opportunities for our drug development business;
•	Create an environment that attracts and retains the best people.

Senior management positions with progressive responsibility have prepared me to lead VioQuest in this new phase of its business cycle. I’ve specialized in assembling and leading teams that spur fast growth by moving products through development towards commercialization. I have an extensive background in biotechnology and pharmaceutical industries including senior management positions with Celltech Biopharmaceuticals, Nabi Biopharmaceuticals and Schering-Plough Corporation. The management team and I are passionately committed to achieving results that enhance shareholder value and exceed our customers’ expectations.

We thank our shareowners and other stakeholders for their faith in the company that we are creating. We believe we are on the right track to reward that faith.

Please feel free to contact me if I can answer any questions for you and please make it a point to visit our new website at www.vioquestpharm.com.

Sincerely,

Daniel E. Greenleaf
President & CEO